Exhibit 10.16.3

ADDENDUM NO. 3 TO PROPERTY CATASTROPHE QUOTA SHARE RETROCESSION AGREEMENT
This addendum No. 3 is made and entered into as of the 1st day of January, 2017 (“Addendum Effective Date”) and amends the Property Catastrophe Quota Share Retrocession Agreement (“Agreement”), effective April 1, 2014, by and between Arch Reinsurance Ltd. And Watford Re Ltd. (“Watford”), as amended.
NOW, THEREFORE, in consideration of the mutual provisions and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.
The first sentence of Article 19 is amended to read: “The Retrocessionaire shall fund (a) the [**], plus (b) [**]% of the amount of Retrocessionaire's Obligations to the Company hereunder, less (c) [**] of [**] due from the Company to Retrocessionaire hereunder (such total being the Required Collateral Amount’).”

2.
Notwithstanding Article 19.A.1 of the Agreement, any amount required to be funded through a letter of credit (including, without limitation, pursuant to paragraph 2 above) may be funded, at the option of the Retrocessionaire, by any combination of qualifying letter of credit (including [**]) under Article 19.A.1 and a Regulatory Trust Account (including up to [**]).

3.
“Regulatory Trust Account” means funds deposited pursuant to a trust agreement in form and substance, and with a third party trustee, in each case satisfactory to the Company in its sole discretion that meets the requirements of any applicable law, regulation or regulatory authority (including, without limitation, the Bermuda Monetary Authority), which shall be invested in accordance with applicable regulatory investment guidelines (including, without limitation, any regulations promulgated by the Bermuda Monetary Authority) and shall, in addition, conform to the guidelines set forth in the National Association of Insurance Commissioners Credit for Reinsurance Model Regulation, as the same may be supplemented and amended.

4.
“ARE PC Security Amount” means [**] of the Required Collateral Amount attributable to cessions by Arch Reinsurance Europe Designated Activity Company (f/k/a Arch Reinsurance Europe Underwriting Limited) under the Agreement on a stand-alone basis.

5.	As of the Addendum Effective Date, Article 19, paragraph H is revised as follows:
Notwithstanding any other provision of this Agreement, the Company and the Retrocessionaire agree that the collateral requirements under this Agreement and the ARL/Watford Retrocession shall be aggregated and that the Watford/ARL [**] and Watford/ARL[**], less [**] amount due from Watford to ARL under the Watford/ARL Retrocession, shall be netted therefrom, (but subject to a minimum collateral requirement equal to the ARE PC Security Amount). By way of illustration, if the Required Collateral Amount which Retrocessionaire is required to collateralize under this Agreement is $[**], the Required Security Amount which Retrocessionaire is required to collateralize under ARL/Watford Retrocession is $[**], and the Watford/ARL [**] and Watford/ARL [**], less [**] due from Watford to ARL under the Watford/ARL Retrocession, total $[**], then the aggregate requirement for collateral under this Agreement and the ARL/

[**]      CONFIDENTIAL PORTIONS OMITTED AND FILED SEPAREATELY WITH THE COMMISSION.

Watford Retrocession combined shall be the greater of $[**] or the ARE PC Security Amount. Such reduction in the aggregate requirement for collateral may apply, at Retrocession option, in respect of assets to be held in trust pursuant to Articles 19, paragraphs A.2, of this Agreement and the ARL/Watford Retrocession, to letter(s) of credit and/or the Regulatory Trust Account.
IN WITNESS WHEREOF, the parties hereto have executed this Addendum No. 3 as of the day and year first above written.

ARCH REINSURANCE LTD.

/s/ Tim Peckett

ARCH REINSURANCE EUROPE DESIGNATED ACTIVITY COMPANY

/s/ Sinead Riordan

WATFORD RE LTD.

/s/ Jon Levy

[**]      CONFIDENTIAL PORTIONS OMITTED AND FILED SEPAREATELY WITH THE COMMISSION.